Exhibit 5.1

Phone 972-8-9360999 Fax 972-8-9366000
Oppenheimer 7, Rabin Science Park, Rehovot, Israel
www.kronengold.com

September 24, 2019

VIA ELECTRONIC TRANSMISSION

Todos Medical Ltd.

1 Hamada St.

Rehovot

Israel

Re:       Todos Medical Ltd.; Form F-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Todos Medical Ltd. (the “Company”) in connection with the Company’s registration statement on Form F-1 (File No. 333-230981) (such registration statement as amended or supplemented from time to time, the “Registration Statement”), as originally filed with the U.S. Securities and Exchange Commission on April 22, 2019, as thereafter amended and supplemented, relating to the registration under the U.S. Securities Act of 1933, as amended, of the offering of (a) up to 27,600,000 units, with each unit consisting of (i) one new ordinary share of the Company and (ii) two warrants, each to purchase one ordinary share of the Company (each, a “Warrant,” and collectively, the “Warrants”), and (b) up to 1,920,000 ordinary shares issuable upon the exercise of underwriters’ warrants to purchase up to 8% of the shares sold in the offering (the “Underwriters’ Warrants”).

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

Based on our examination mentioned above, we are of the opinion that (a) the ordinary shares being sold by the Company pursuant to the Registration Statement have been duly authorized, and when issued in the manner described in the Registration Statement, will be validly issued, fully paid, and non-assessable, (b) the ordinary shares issuable upon the exercise of the Warrants have been duly authorized, and upon the exercise of the Warrants in accordance with their terms, the ordinary shares issuable upon such exercise will be validly issued, fully-paid, and non-assessable, (c) the ordinary shares issuable upon the exercise of the Underwriters’ Warrants have been duly authorized, and upon the exercise of the Underwriters’ Warrants in accordance with their terms, the ordinary shares issuable upon such exercise will be validly issued, fully-paid, and non-assessable, and (d) the Warrants constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ SRK Kronengold Law Offices